Exhibit 10.8

EXECUTIVE EMPLOYMENT AGREEMENT

This executive employment agreement (the “Agreement”) is made and entered into as of November 22, 2023 (the “Effective Date”) by and between Signing Day Sports, Inc., a Delaware corporation with an office at 8355 East Hartford Drive, Suite 100, Scottsdale, AZ 85255 (“SDS” or the “Company”), and David O’Hara, an individual (“Executive”). SDS and Executive are referred to herein from time to time on a collective basis as the “Parties” and each on an individual basis as a “Party.” This Agreement amends, restates and supersedes the Amended and Restated Employment Offer Letter, dated March 14, 2023, between Executive and the Company (the “Original Agreement”).

Recitals:

The Original Agreement is hereby amended and restated in its entirety as of the Effective Date. SDS wishes to secure the services of Executive as the Chief Operating Officer and Secretary of SDS (with such other duties and/or offices in SDS or its affiliates as may be assigned by SDS’s Board of Directors (the “Board”)) upon the terms and conditions hereinafter set forth, and Executive wishes to render such services to SDS upon the terms and conditions hereinafter set forth.

Agreement:

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

1. Employment by SDS. Subject to approval by the Board or its Compensation Committee, and reasonable pre-employment background screens, SDS agrees to employ Executive during the employment in the position of Chief Operating Officer and Secretary in which Executive will have such duties and responsibilities to SDS as are customary for such a position in companies comparable to SDS, and as are reasonably assigned, delegated, and determined with notice from time to time by the Board to the Executive, and Executive accepts such employment and agrees to perform such duties and responsibilities. Executive shall devote his full business time and attention exclusively to SDS and shall use Executive’s best efforts to faithfully carry out Executive’s duties and responsibilities hereunder, provided, however, that during the employment, Executive may serve on charitable and civic boards, subject to the prior approval of the Board, which approval shall not be unreasonably withheld, and so long as such position(s) do not limit or interfere with Executive’s duties to SDS hereunder or breach any agreement between Executive and SDS.

2. Principal Place of Work. Subject to the need for Executive to undertake reasonable business travel to carry out his duties and responsibilities to SDS, Executive’s principal place of work for SDS during the employment shall be at SDS’s office at 8355 East Hartford Drive, Suite 100, Scottsdale, AZ 85255. Executive may work remotely from Executive’s residence, unless notified otherwise by a decision of the Board in accordance with the Company’s Amended and Restated Bylaws.

3. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by the Board at any time for any or no reason, upon written notice to Executive.

4. Compensation and Benefits.

(a)	Base Salary. The Company shall pay to Executive a base salary for all services to be rendered by Executive under this Employment Agreement at the rate of $275,000.00 per year (the “Base Salary”), which Base Salary shall be paid in approximately equal installments (less applicable payroll deductions and taxes) in accordance with the Company’s normal payroll schedule, procedures and policies (which schedules, procedures and policies may be modified from time to time in the Company’s sole discretion), but not less frequently than monthly. The Company shall have no obligation to pay the Executive’s Base Salary following the date of the expiration or termination of this Agreement, whichever is earlier.

(b)	Modification of Executive’s Base Salary. The Board may, from time to time, or upon favorable consideration of a reasonable request from the Executive, modify the Executive’s Base Salary by executing an amendment or addendum to this Employment Agreement, by and between Executive and the Board.

(c)	Expenses. SDS shall pay or reimburse Executive for all reasonable and necessary expenses actually incurred or paid by Executive during the employment in the performance of Executive’s duties under this Agreement, upon submission and approval of expense statements, vouchers, or other supporting information in accordance with the then customary practices of SDS and tax law, regulations or rules.

(d)	Vacation and Sick Leave; Holidays. Executive shall be entitled to: (i) ten (10) public holidays observed by the United States federal government per year and (ii) ten (10) vacation days and five (5) sick days per year, subject to SDS’s leave policies (which SDS may amend from time to time in its sole discretion). Vacation accruals are available for use in the pay period following the completion of 30 days of employment of Executive.

(e)	Benefits. Whether and to what extent Executive is entitled to receive benefits, if any, from the Company is set forth on Schedule 1 hereto.

(f)	Equity Grants. Whether and to what extent Executive is entitled to receive equity grants (e.g., stock or stock options), if any, from the Company is set forth on Schedule 2 hereto.

(g)	Severance. Whether and to what extent Executive is entitled to receive a severance payment, if any, from the Company upon the Executive’s termination of employment with the Company, whether by the Executive or the Company, is set forth on Schedule 3 hereto.

(h)	Bonus(es). Whether and to what extent Executive is entitled to receive bonuses, if any, from the Company is set forth on Schedule 4 hereto.

(i)	Withholding of Taxes. SDS may withhold from any Base Salary, benefits and equity grants payable or deliverable under this Agreement all federal, state, city and other taxes as shall be required pursuant to any law or governmental regulation or ruling.

5. [Reserved]

6. Payments Upon Termination. All compensation (including, without limitation, Base Salary) payable to Executive under Section 4 hereof shall cease as of the date of termination specified in the notice of termination from the Company or the Executive, subject to any severance compensation set forth on Schedule 3 hereto. The Company shall pay to Executive (or if Executive has died, to Executive’s estate) all previously earned, accrued, and unpaid Base Salary and benefits from the Company’s employee benefit plans in which Executive participated and is entitled to receive under the terms of those plans.

7. [Reserved]

8. Conditions to Agreement Becoming Effective. In addition to any other conditions to this Agreement becoming effective set forth in this Agreement, this Agreement shall not become effective until: (a) Executive executes and returns to the Company the Employee Confidential Information and Inventions Assignment Agreement appended hereto as Attachment A, unless previously executed and still in effect on the date hereof, and (b) Executive provides requisite verification of the Executive’s right to work in the United States, as demonstrated by Executive’s completion of an I-9 form upon hire and submission of acceptable documentation (as noted on the I-9 form).

9. Other Provisions.

(j)	Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, emailed, telecopied, telegraphed or telexed, or sent by certified, registered or express mail, postage prepaid, to the Parties at the addresses specified on the signature page hereto, or at such other addresses as shall be specified by the Parties by like notice, and shall be deemed given so long as such provides a receipt of delivery, when so delivered personally, emailed, telecopied, telegraphed or telexed, or mailed.

(k)	Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter contained herein and supersedes all prior contracts and other agreements, written or oral, with respect to such subject matter.

(l)	Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power, or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder.

(m)	Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to the choice of law principles thereof.

(n)	Dispute Resolution.

i.	Unless otherwise provided in this Agreement, the Parties agree that the exclusive forum and venue for the resolution of any controversy or claim between them arising out of or relating to this Agreement, or breach thereof (a “Dispute”), shall be the state and federal courts whose jurisdictional territory includes the county in which Company’s principal place of business is located. Each Party consents to personal jurisdiction and venue in those courts for litigation of a Dispute, and each Party waives any forum non conveniens objection to litigating a Dispute in those courts. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY IRREVOCABLY WAIVES ITS RIGHT TO HAVE A TRIAL BY JURY FOR ANY LEGAL OR OTHER COURT PROCEEDING ADDRESSING A DISPUTE.

ii.	As a condition precedent to a Party’s ability to commence litigation for a Dispute, the Party shall first give written notice to the other Party of the Dispute, and, no later than twenty-one (21) days after such notice is delivered, each Party (or a representative of each Party with authority to settle the Dispute for each Party) shall confer in good faith in an effort to resolve the Dispute. The notice of the Dispute shall include a reasonable description of the basis of the Dispute. Only after the Parties have conferred, or made a good faith effort to confer, in accord with this Section 9(e)(ii) may a Party commence litigation for the Dispute.

(o)	Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and any successors and assigns permitted or required by Section 9(g) hereof. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties hereto or such successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

(p)	Assignment. This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive. SDS may assign this Agreement and its rights, together with its obligations, hereunder in connection with any sale, transfer, or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise.

(q)	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed manually or by facsimile, scan, or other electronic means (e.g., DocuSign).

(r)	Severability. If a court or other tribunal of competent jurisdiction or any foreign, federal, state, county, or local government or other governmental, regulatory, or administrative agency or authority holds that any term or provision of this Agreement is invalid, illegal, or unenforceable, such term or provision shall be considered severed from this Agreement and not affect the validity, legality, or enforceability of the remaining terms or provisions of this Agreement. Upon a holding that any term or provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify, or the court, tribunal, or regulatory or administrative agency or authority may modify, this Agreement to give effect to the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(s)	Drafting. Should any provision of this Agreement require interpretation or construction, it is agreed by Executive and SDS that the person interpreting or construing this Agreement shall not apply a presumption against one Party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

(t)	Headings. The headings and subheadings in this Agreement (e.g., “Drafting”) are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

[The remainder of this page is purposefully blank; the signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

COMPANY:

Signing Day Sports, Inc.

/s/ Daniel Nelson
Name:	Daniel Nelson
Title:	Chief Executive Officer

EXECUTIVE:

David O’Hara

/s/ David O’Hara
Address:	15212 38th Place NE Lake Forest Park, WA 98155
Email:	david@signingdaysports.com

Schedule 1

Benefits

During the employment, Executive shall be eligible to participate in the comprehensive benefits plans of the Company from time to time, which includes medical, dental and life insurance options subject to plan terms and generally applicable Company policies. The Company shall cover one hundred percent of the health insurance premium costs for Executive’s spouse and dependent children. A full description of these benefits is available upon request. The Company may change compensation and benefits from time to time in its discretion.

Schedule 2

Equity Grants

Subject to the approval of the Board or its Compensation Committee, Executive will be granted a stock option award (the “Option”) to purchase 100,000 shares of the common stock of the Company, par value $0.0001 per share (the “Common Stock”) under the Signing Day Sports, Inc. 2022 Equity Incentive Plan (the “Plan”). The Option will be subject to the terms and conditions applicable to stock options granted under the Plan, as described in the Plan and the applicable Stock Option Agreement (the “Option Agreement”). The Option shall: (1) have an exercise price equal to the fair market value of a share of common stock as the date of grant or as near such grant date as may be considered reasonably representative of the fair market value of a share of the Common Stock as of such grant date (the “Fair Market Value”); (2) 1/2 of the Option shall vest and become exercisable immediately on the date of grant and the remaining 1/2 of the Option shall become vested and exercisable in 6 equal monthly installments after such grant date provided Executive remains in continuous service with the Company; (3) a term of ten years (subject to earlier termination upon the termination of Employee); and (4) such other terms and conditions as shall be set forth in the Option Agreement and in accordance with applicable law.

Schedule 3

Severance

If during the employment, the Company terminates this Agreement without cause, the Company shall pay to Executive the following sums: (i) cash in the amount of the Base Salary in effect on the date of such termination payable in twelve (12) monthly installments; (ii) benefits under group health and life insurance plans in which the Executive participated prior to termination for twelve (12) months following the date of termination; and (iii) all previously earned, accrued, and unpaid benefits from the Company and its employee benefit plans including any accrued but unused Paid Time Off (“PTO”). There will be no waiting period for the commencement of the severance. The payment of severance as required by this Schedule 3 may be conditioned by the Company on the delivery by Executive of a release of any and all claims that Executive may have against the Company which release shall be in form and substance satisfactory to the Company.

Schedule 4

Bonuses

In addition to the Base Salary, Executive shall be entitled to receive a one-time cash bonus payment of $100,000 on the Effective Date. The payment shall be made in a manner consistent with the Company’s standard payroll practices or as otherwise mutually agreed upon by the Parties.

ATTACHMENT A

(Employee Confidential Information and Inventions Assignment Agreement)